HRG Group, Inc. Reports Third Quarter Results Achieves Revenues of $1.55 Billion as Compared to $1.60 Billion in the Third Quarter of 2014
Currency-Consistent Revenues, Excluding Impact of Net Investment Gains, Increase 13.9%

NEW YORK - August 6, 2015 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a diversified holding company focused on owning and acquiring businesses that it believes can, in the long term, generate sustainable free cash flow or attractive returns on investment, today announced its consolidated results for the third quarter of Fiscal 2015 ended on June 30, 2015 (the “Fiscal 2015 Quarter”). The results include HRG's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•
Energy, which consists of Compass Production Partners, LP (“Compass”), a subsidiary of HGI Energy Holdings, LLC (“HGI Energy”) engaged in the operation, acquisition and development of conventional oil and natural gas assets in the U.S.; and

•	Asset Management, which includes Salus Capital Partners, LLC (“Salus”), Energy & Infrastructure Capital (“EIC”) and CorAmerica Capital, LLC (“CorAmerica”).

"This quarter, our consolidated performance was very solid, as our two largest segments - Consumer Products and Insurance - continued to grow from a combination of organic sources and from the integration of our recent acquisitions," said Omar Asali, President and Chief Executive Officer of HRG. "Our companies also continue to invest in innovative new products that are performing very well with our customers, and we continue to execute on our strategies in the core businesses.

"In Consumer Products, revenue grew 10.5%, with record results in key product categories and strong volume growth in Europe. We continue to expect record revenue and cash flow from Spectrum Brands in Fiscal 2015, and with Spectrum's track record of successful M&A integration, we believe the recent acquisition of Armored AutoGroup provides an attractive new business line and an important source of growth in the future.

"In Energy, Adjusted EBITDA remained positive despite the impact of the severe reductions in oil and gas prices. During the quarter, Compass reached an agreement to sell certain of its properties in Northern Louisiana, providing an infusion of capital to Compass' balance sheet and reducing our exposure to the sector. We remain committed to preserving value in this area by focusing on the leverage and liquidity at Compass.

"Finally, at FGL, we remain focused on the core business and the ongoing strategic review process. We are pleased with the results this quarter, as book value excluding AOCI appreciated to $1.38 billion and the trend in robust annuity sales continued, particularly from products introduced in the last year, which should provide a solid pipeline for future growth."

Third Quarter Fiscal 2015 Consolidated Highlights:

•
HRG recorded total Revenues of $1.6 billion for the Fiscal 2015 Quarter, a decrease of $45.9 million, or 2.9%, as compared to the third quarter of fiscal 2014 (the "Fiscal 2014 Quarter"), driven primarily by lower net investment gains in Insurance as compared to the Fiscal 2014 Quarter as well as the impact of unfavorable foreign exchange in Consumer Products. Revenue excluding the impact of both items increased 13.9% and was driven primarily by higher Consumer Products revenues.

•
Consolidated Operating income of $74.5 million in the Fiscal 2015 Quarter declined $154.6 million as compared to the $229.1 million of Operating income reported in the Fiscal 2014 Quarter. The decrease was due primarily to the recognition of $112.4 million of impairments in the Energy and Asset Management segments, in the amounts of $102.8 million and $9.6 million, respectively, as described below in the Additional Items section.

•
Over the nine month period ending June 30, 2015 (the "Fiscal 2015 Nine Months"), HRG received dividends of $51.4 million from its subsidiaries, which excludes $9.0 million of interest payments made by HRG on behalf of HGI Energy with respect to certain intercompany notes issued by HGI Energy to other HRG subsidiaries. In Fiscal 2015, the Company expects to receive approximately $66.7 million in dividends from its subsidiaries, which includes the $51.4 million already received.

•
HRG ended the Fiscal 2015 Nine Months with corporate cash and investments of approximately $393.7 million (primarily held at HRG and HGI Funding LLC), an increase of $141.1 million from the comparable balance of $252.6 million held as of March 31, 2015 due primarily to the proceeds from the Company's recent debt issuances as well as the receipt of a receivable related to a purchase price reduction claim, both of which are described below in the Additional Items section.

•
Net loss attributable to common and participating preferred stockholders of $75.6 million, or $0.38 per common share attributable to controlling interest during the Fiscal 2015 Quarter, compared to a Net income attributable to common and participating preferred stockholders of $49.0 million, or $0.28 per common share attributable to controlling interest during the Fiscal 2014 Quarter. The loss increased due primarily to the lower Operating income in the current period.

Additional Items:
Armored AutoGroup Acquisition
In May, Spectrum acquired Armored AutoGroup, the leader in the US automotive aftermarket appearance category, for $1.4 billion. The transaction was financed by Spectrum, in part, through a registered offering of $575 million of Spectrum common stock. HRG acquired 3,045,945 shares of Spectrum common stock, or 49% of the offering, for $281.8 million.
Debt
In transactions completed during the quarter, the Company issued $260.0 million in aggregate principal amount of new 7.875% Senior Secured Notes due 2019 (which, taken together with the existing notes issued under the same indenture, the "Senior Secured Notes") and $140.0 million in aggregate principal amount of new 7.75% Senior Notes (which, taken together with the existing notes issued under the same indenture, the "Senior Notes"). The proceeds were used, in part, to fund the Company's acquisition of the newly issued Spectrum common stock. The newly issued notes are incremental to, and will vote together with, the Senior Secured Notes and Senior Notes, respectively, in existence prior to the offering.
As of June 30, 2015, the Company had approximately $864.4 million in aggregate principal amount of Senior Secured Notes outstanding and approximately $890.0 million in aggregate principal amount Senior Notes outstanding. These amounts do not include the debt that has been issued at the Company's subsidiaries.
Receipt of Contingent Purchase Price Reduction
During the quarter, HRG received $61.6 million from OM Group (UK) Limited, reflecting a settlement by the parties with respect to a $50.0 million purchase price adjustment claim made by the Company in connection with its acquisition of FGL in 2011, as well as interest and attorney's fees, net of counter-claims. In the Fiscal 2015 Quarter, a $3.0 million Gain on contingent purchase price reduction was recorded to earnings.
Non-Cash Impairments
Energy
Pursuant to SEC reporting requirements, Compass performed a ceiling test at the end of the quarter utilizing simple average spot prices for the trailing twelve month period for proved reserves, which may not be indicative of actual market values or forward strip prices for those reserves. As a result of this test, Compass recorded a non-cash impairment of $102.8 million to its proved oil and natural gas properties during the quarter, due primarily to the decline in oil and natural gas prices. This impairment is reflected in the Operating income of the Energy segment for the Fiscal 2015 Quarter.

Over the first nine months of Fiscal 2015, Compass has recorded $439.4 million in non-cash impairments to its oil and natural gas properties and, if oil and gas prices do not increase, additional, non-cash impairments to properties may be required in Fiscal 2015.
Asset Management
During the Fiscal 2015 Quarter, $9.6 million of impairments were recorded to asset-backed loans originated by Salus where the underlying collateral was under-performing. Over the first nine months of Fiscal 2015, the Asset Management segment recorded a total of $72.2 million in impairments, which includes the amounts previously-disclosed with respect to the term loan that was originated to RadioShack Corp. No additional impairments were necessary on the RadioShack Corp. loan this quarter.
Frederick's of Hollywood
During the quarter, Frederick's of Hollywood, LLC ("FOH") and its subsidiaries (collectively "FOHG") filed for bankruptcy protection, which resulted in the deconsolidation of the FOH results from the Company's Corporate and Other segment. In the Fiscal 2015 Quarter, the Company recorded a non-cash gain of $38.5 million, net of loan amounts not expected to be recovered by HGI Global, mainly due to the elimination of FOH's cumulative historical losses. Additionally, $16.3 million of impairments were recorded in the Fiscal 2015 Quarter for loans made to FOH by HRG subsidiaries that have been determined to be unrecoverable.

HRG’s consolidated results in the Fiscal 2015 Quarter also reflect a $76.1 million increase in interest expense relative to the Fiscal 2014 Quarter, as the current period includes $41.7 million and $12.7 million, respectively, in costs related to debt refinancing and amortization of deferred debt issue costs related to refinancing activities. Excluding those items, interest expense increased $21.7 million in the Fiscal 2015 Quarter, as higher overall debt levels were only partially offset by refinancing activities to lower interest rate debt at HRG and its subsidiaries.
Additionally, HRG incurred a tax expense of $1.7 million in the Fiscal 2015 Quarter and a (4.3)% effective tax rate as compared to a $53.7 million expense in the Fiscal 2014 Quarter and a 27.5% effective tax rate. The decrease in tax expense in the current quarter was due to the reversal of a portion of Spectrum Brands' deferred tax valuation allowance.

Quarterly Segment Highlights:
Consumer Products

•
Consumer Products Revenues increased $119.0 million, or 10.5%, to $1.3 billion in the Fiscal 2015 Quarter, as the impact of newly acquired businesses more than offset the negative impact of $63.6 million in unfavorable foreign exchange. Excluding the impact of foreign exchange, revenue increased $182.6 million, or 16.2%. Excluding the impacts of foreign exchange and newly acquired businesses, revenue increased $42.1 million, or 3.7%. The segment's Operating income decreased 8.7% to $135.7 million, as compared to $148.7 million for the Fiscal 2014 Quarter, due primarily to the impact of costs related to acquisition of new businesses and their integration.

•
On July 28, 2015, Spectrum Brands announced that its Board of Directors approved a $0.33 per share quarterly common stock dividend, a 10% increase from the $0.30 dividend declared in the Fiscal 2014 Quarter, and authorized a new three-year, $300 million common stock repurchase program to replace the program that is expiring in August 2015.

Insurance

•
Sales of fixed indexed annuities increased 34%, or $128 million, over the Fiscal 2014 Quarter to $507 million; new products introduced over the last few quarters contributed $264 million, or 52%, of fixed indexed annuity sales in the current period.

•
Insurance Revenues decreased 39.6%, from $419.5 million to $253.3 million due to the net investment gains recorded in the Fiscal 2014 Quarter. Excluding the net investment (losses) gains from both periods, Insurance Revenues increased 14.2%.

Energy

•
The Energy segment reported Revenue of $24.3 million, a decrease of $13.3 million, or 35.4%, from the Fiscal 2014 Quarter, as lower commodity prices and natural production declines were only partially offset by the impact of the acquisition of the full interest in Compass in the first fiscal quarter of 2015.

•	In June 2015, Compass completed the $19.2 million sale of certain oil and natural gas properties in Northern Louisiana.
Asset Management

•
The Asset Management segment contributed $7.2 million to consolidated revenues for the Fiscal 2015 Quarter, a decrease of $4.1 million over the Fiscal 2014 Quarter due principally to a lower amount of realized interest income at Salus.

Detail on Third Quarter Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, certain purchase accounting fair value adjustments, restructuring and related charges, acquisition and integration related charges, depreciation and amortization expenses and stock-based compensation - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated net sales of $1,247.5 million for the Fiscal 2015 Quarter, an increase of $119.0 million, or 10.5%, as compared to $1,128.5 million in the Fiscal 2014 Quarter. The increase was due primarily to the impact of newly acquired businesses, which more than offset a $63.6 million negative impact from unfavorable foreign exchange as the Euro continued to weaken relative to the US dollar as compared to the Fiscal 2014 Quarter. Excluding the net impact of foreign exchange, sales increased $182.6 million, or 16.2%, as compared to the Fiscal 2014 Quarter, with increased sales in all product categories except consumer batteries, which declined due primarily to ongoing competitor discounting and the bankruptcy of a retail distribution partner.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, increased $41 million, or 9.8%, to $458.0 million in the Fiscal 2015 Quarter. The increase was driven by the same factors that affected revenue. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, decreased immaterially to 36.7% in the Fiscal 2014 Quarter.
Operating income decreased $13.0 million, or 8.7%, to $135.7 million in the Fiscal 2015 Quarter, as compared to $148.7 million in the Fiscal 2014 Quarter, due primarily to the impact of unfavorable foreign exchange as well as increased selling, general and administrative costs related to acquisitions as well as costs related to their integration.
Consumer Products adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) was $236.2 million for the Fiscal 2015 Quarter, an increase of $33.9 million, or 16.8%, as compared to the Fiscal 2014 Quarter.
After the close of the Fiscal 2015 Quarter, on July 27, 2015, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.33 per share on Spectrum Brands’ common stock. This is a 10% increase in the quarterly dividend declared for Fiscal 2015 as compared to the $0.30 quarterly dividend paid per share in connection with Fiscal 2014. Over the past two years, the quarterly dividend paid to Spectrum Brands common stockholders has increased 32%. The newly-declared dividend, which is a regular taxable cash dividend, is payable on September 15, 2015 to all Spectrum Brands stockholders of record as of the close of business on August 18, 2015.
For more information on HRG's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' most recent quarterly earnings announcement, which may be accessed at www.spectrumbrands.com.
Insurance:
Note: Insurance AOI, as described below, is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, impairments and bad debt expense in subsidiaries and the effect of class action litigation reserves - see "Non-U.S. GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's reported income in the tables accompanying this release. In the second quarter of 2014, the Insurance AOI definition was revised from a pre-tax basis to an after-tax basis. Insurance AOI now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income.

The Insurance segment recorded annuity sales, which are recorded as deposit liabilities (i.e. contract holder funds) in accordance with US GAAP, of $519 million for the Fiscal 2015 Quarter. This was an increase of $127 million, or 32%, as compared to the $392 million of sales recorded in the Fiscal 2014 Quarter. During the Fiscal 2015 Quarter, FGL grew fixed indexed annuities by 34% over the Fiscal 2014 Quarter, due primarily to the launch of new products introduced in the last few quarters, which contributed $264 million of new sales to the current period.
Net investment income increased $24.5 million, or 12.1%, to $226.8 million for the Fiscal 2015 Quarter from $202.3 million for the Fiscal 2014 Quarter, as the yield on average invested assets at FGL increased 11 basis points to 4.73% over the same period.
Operating income decreased $17.7 million, or 16.3%, to $90.9 million for the Fiscal 2015 Quarter from an operating income of $108.6 million for the Fiscal 2014 Quarter, due primarily to higher intangible amortization expense and lower net investment gains, which was only partially offset by an increase in net investment income.
The segment recorded an Insurance AOI of $27.3 million for the Fiscal 2015 Quarter, a decrease of $11.2 million, or 29%, from $38.5 million for the Fiscal 2014 Quarter. The decrease was primarily due to an unfavorable increase in mortality experience on immediate annuity products and an increase in intangible amortization expense, as well as the incurrence of certain costs in connection with the strategic review process that is underway.
Earlier this year, FGL commenced a review of its strategic alternatives, which may result in a company sale. No assurance can be provided that this exploration will result in a transaction, or that any transaction, if pursued, will be consummated. The exploration of strategic alternatives may be terminated at any time and without notice, and neither the Company nor any of its affiliates intend to disclose developments with respect to this process unless and until determined otherwise.
The Insurance segment had average invested assets (on an amortized cost basis) of approximately $19.1 billion as of June 30, 2015. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of June 30, 2015, HRG's Insurance segment had a net U.S. GAAP book value of $1.3 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $287.0 million). As of June 30, 2015, the Insurance segment's available for sale investment portfolio had $353.6 million in net unrealized gains on a U.S. GAAP basis.
For more information on HRG's Insurance segment, interested parties should read Fidelity & Guaranty Life’s announcements and public filings with the Securities & Exchange Commission, including Fidelity & Guaranty Life’s most recent quarterly earnings announcement, available at www.fglife.com.
Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes interest expense, depreciation, amortization and depletion, accretion of discount on asset retirement obligations, non-cash write-downs of assets, gain on remeasurement of investment to fair value, non-recurring other operating items, non-cash changes in the fair value of derivatives, cash settlements on derivative financial instruments and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $24.3 million for the Fiscal 2015 Quarter, a decrease of $13.3 million, or 35.4%, from the Fiscal 2014 Quarter. The decline in revenues was due primarily to lower prices for oil, natural gas and natural gas liquids, as the average sales price per barrel for oil and natural gas liquids declined by 45% and 57%, respectively, in the current quarter as compared to the Fiscal 2014 Quarter. Revenue was further affected by expected decreases in natural gas production, which was offset by the additional revenue earned through the acquisition of a full ownership interest in Compass.

Operating loss for the Fiscal 2015 Quarter was $114.3 million, a decrease of $122.9 million from the Fiscal 2014 Quarter Operating income of $8.6 million, due primarily to the ceiling test impairment previously discussed in the "Additional Items" section. Excluding impairments, the Operating loss of $11.5 million for the Fiscal 2015 Quarter was a decrease of $20.1 million from the Fiscal 2014 Quarter due to the impact of the lower revenues, as well as higher operating and general expense related to the acquisition of the full interest in Compass.
Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $5.8 million for the Fiscal 2015 Quarter, a decrease of $9.5 million, or 62.1%, from the Fiscal 2014 Quarter, due to the same factors that affected revenue.
For the Fiscal 2015 Quarter, the Energy segment's production was 116 Mbbl of oil, 151 Mbbl of natural gas liquids and 6,293 Mmcf of natural gas. In the current period, average daily production at Compass was 87 Mmcfe as compared to 73 Mmcfe in the Fiscal 2014 Quarter, with the increase due primarily to the acquisition of the full interest in Compass, as the prior period reflects only the Company's proportional interest in Compass' production, which more than offset the impact of natural production declines.
Asset Management:
The Asset Management segment reported revenues of $7.2 million for the Fiscal 2015 Quarter, a decrease of $4.1 million, or 36.3%, from the $11.3 million reported in the Fiscal 2014 Quarter. The decrease is due primarily to a lower amount of interest income generated at Salus, which originated no new asset-based loan commitments in the Fiscal 2015 Quarter as the strategic focus of its operations has shifted to the recovery of its capital from the existing loan portfolio. As of June 30, 2015, Salus, together with its affiliated co-lenders FGL and FSR, had $490.0 million of loans outstanding, net of allowance for credit losses of $44.4 million.
The Asset Management segment reported an Operating loss of $14.2 million for the Fiscal 2015 Quarter, a decline of $17.3 million as compared to the operating income of $3.1 million generated during the Fiscal 2014 Quarter, due primarily to the $9.6 million impairment and bad debt expense previously described in the Additional Items section. Excluding this item, the operating loss of $4.5 million reflects legal and consulting fees.
Conference Call
HRG Group, Inc. will host a live conference call to discuss its results on Thursday, August 6, 2015 at 4:30 p.m. Eastern Daylight Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310306. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HRG Website, www.HRGgroup.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight August 10, 2015 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310306. A replay will also be available on the Company's website.
About HRG Group, Inc.
HRG Group, Inc. (formerly "Harbinger Group Inc.") is a diversified holding company focused on owning and acquiring businesses that the Company believes can, in the longer term, generate sustainable free cash flow or attractive returns on investment. HRG's principal operations are conducted through businesses that: offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, personal insect repellents, and auto care products); offer life insurance and annuity products; provide asset-backed loans; and own energy assets. Although HRG intends to own or seek to acquire controlling equity interests, the Company may also make investments in debt instruments and hold minority equity interests in companies. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.

Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the integration and any other benefits of the Armored AutoGroup acquisition, any transaction involving FGL, and the achievement of any expected benefits of such transaction, expected dividends from our subsidiaries, our or our subsidiaries' capital needs and potential acquisitions, dispositions or other transactions by us or our subsidiaries, expectations with respect to foreign exchange rates and commodity prices and expectations regarding our common stock buyback program, for which the manner of purchase, the number of shares to be purchased and the timing of purchases will be based on the price of HRG's common stock, general business and market conditions and applicable legal requirements, and is subject to the discretion of HRG's management. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG's management and the management of HRG's subsidiaries (including target businesses). Factors that could cause actual results, events and developments to differ include, without limitation: the integration and any other benefits of the Armored AutoGroup acquisition; the ability to reach a transaction agreement involving FGL, and the achievement of any expected benefits of such transaction; the ability of HRG's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions; the decision of HRG subsidiaries' boards to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant consideration as determined by the applicable board; HRG's liquidity, which may be impacted by a variety of factors, including the capital needs of HRG's current and future subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG's and its subsidiaries' ability to identify any suitable future acquisition or disposition opportunities, including realizing such transaction's expected benefits, efficiencies/cost avoidance or savings, income and margins, growth, economies of scale, streamlined/combined operations, economic performance and conditions to, and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management's plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption “Risk Factors” in HRG's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
We exclude the impact of foreign currency losses of $63.6 million and the net investment gains on the measure of revenue growth of the quarter, which is based on a non-GAAP financial measure. While such adjustments are an integral part of the overall performance of the business, macroeconomic factors can overshadow the underlying performance. We believe this measure assists in understanding the trends in our business.
Adjusted EBITDA is a non-GAAP financial measure used in our Consumer Products (“Adjusted EBITDA - Consumer Products”) and Energy (“Adjusted EBITDA - Energy”) segments and one of the measures used for determining Spectrum Brands and Compass’ debt covenant compliance. “Insurance AOI” is a non-US GAAP financial measure frequently used throughout the insurance industry and is an economic measure the Insurance segment uses to evaluate financial performance each period. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represent net income adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization.

Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period and other non-recurring operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation. Adjusted EBITDA is a metric used by management and frequently used by the financial community and provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. Computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. Insurance AOI is calculated by adjusting the Insurance segment’s net income to eliminate (i) the impact of net investment gains, including other-than-temporary impairment losses recognized in operations, but excluding gains and losses on derivatives; (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability; (iii) the impact of certain litigation reserves and (iv) impairments and bad debt expense from subsidiaries. All adjustments to Insurance AOI are net of the corresponding value of business acquired, deferred acquisition costs and income tax impact related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations and together with net income, we believe Insurance AOI provides meaningful financial metric that helps investors understand our underlying results and profitability.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

For further information contact:

HRG Group, Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2015	September 30, 2014
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturities	$17,723.6	$17,211.5
Equity securities	621.5	768.1
Derivatives	220.4	296.3
Asset-based loans	490.0	811.6
Other invested assets	442.4	165.0
Total investments	19,497.9	19,252.5
Cash and cash equivalents	1,293.2	1,319.2
Receivables, net	754.7	585.1
Inventories, net	903.7	635.2
Accrued investment income	165.8	184.9
Reinsurance recoverable	2,382.2	2,397.6
Deferred tax assets	275.9	186.7
Properties, including oil and natural gas properties, net	855.8	908.6
Goodwill	2,498.7	1,524.8
Intangibles, including deferred acquisition costs and value of business acquired, net	3,386.0	2,683.7
Other assets	956.1	421.9
Total assets	$32,970.0	$30,100.2

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$17,703.9	$16,463.5
Future policy benefits	4,059.2	3,655.5
Liability for policy and contract claims	60.3	58.1
Funds withheld from reinsurers	37.7	38.0
Total insurance reserves	21,861.1	20,215.1
Debt	6,832.7	5,157.8
Accounts payable and other current liabilities	927.2	1,033.0
Employee benefit obligations	78.5	86.2
Deferred tax liabilities	611.7	533.3
Other liabilities	787.0	817.8
Total liabilities	31,098.2	27,843.2

Commitments and contingencies

HRG Group, Inc. stockholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,463.5	1,472.3
Accumulated deficit	(690.0)	(276.3)
Accumulated other comprehensive income	64.2	243.6
Total HRG Group, Inc. stockholders' equity	839.7	1,441.6
Noncontrolling interest:	1,032.1	815.4
Total permanent equity	1,871.8	2,257.0
Total liabilities and equity	$32,970.0	$30,100.2

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Fiscal Quarter		Fiscal Nine Months
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Net consumer and other product sales	$1,249.7	$1,133.2	$3,425.0	$3,255.5
Oil and natural gas	24.3	37.6	84.6	112.3
Insurance premiums	17.8	13.3	44.0	42.0
Net investment income	231.6	210.9	687.4	618.5
Net investment gains	5.7	184.6	53.8	367.4
Insurance and investment product fees and other	24.4	19.8	68.6	54.9
Total revenues	1,553.5	1,599.4	4,363.4	4,450.6
Operating costs and expenses:
Cost of consumer products and other goods sold	791.3	714.9	2,210.3	2,096.4
Oil and natural gas direct operating costs	22.3	17.7	66.1	50.9
Benefits and other changes in policy reserves	56.3	265.1	493.0	696.3
Selling, acquisition, operating and general expenses	395.6	332.2	1,113.5	978.4
Impairments and bad debt expense	113.9	(0.3)	613.4	82.5
Amortization of intangibles	99.6	40.7	149.6	121.5
Total operating costs and expenses	1,479.0	1,370.3	4,645.9	4,026.0
Operating income (loss)	74.5	229.1	(282.5)	424.6
Interest expense	(154.0)	(77.9)	(320.1)	(239.1)
Gain (loss) from the change in the fair value of the equity conversion feature of preferred stock	—	38.0	—	(12.7)
Gain on contingent purchase price reduction	3.0	—	8.5	0.5
Other income (expense), net	36.8	6.0	223.3	(10.5)
(Loss) income from continuing operations before income taxes	(39.7)	195.2	(370.8)	162.8
Income tax expense	1.7	53.7	14.5	78.7
Net (loss) income	(41.4)	141.5	(385.3)	84.1
Less: Net income attributable to noncontrolling interest	34.2	43.2	28.4	88.1
Net (loss) income attributable to controlling interest	(75.6)	98.3	(413.7)	(4.0)
Less: Preferred stock dividends and accretion	—	49.3	—	73.6
Net (loss) income attributable to common and participating preferred stockholders	$(75.6)	$49.0	$(413.7)	$(77.6)

Net (loss) income per common share attributable to controlling interest:

Basic	$(0.38)	$0.28	$(2.09)	$(0.52)
Diluted	$(0.38)	$0.28	$(2.09)	$(0.52)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter		Fiscal Nine Months
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Consumer Products	$1,247.5	$1,128.5	$3,382.3	$3,250.8
Insurance	253.3	419.5	725.1	1,066.7
Energy	24.3	37.6	84.6	112.3
Asset Management	7.2	11.3	20.3	25.6
Intersegment elimination (a)	19.0	(2.2)	108.4	(9.5)
Consolidated segment revenues	1,551.3	1,594.7	4,320.7	4,445.9
Corporate and Other	2.2	4.7	42.7	4.7
Total revenues	$1,553.5	$1,599.4	$4,363.4	$4,450.6

Operating income (loss):
Consumer Products	$135.7	$148.7	$339.7	$366.3
Insurance	90.9	108.6	53.7	220.2
Energy	(114.3)	8.6	(470.6)	(57.2)
Asset Management	(14.2)	3.1	(82.7)	3.2
Intersegment elimination (a)	17.5	(2.0)	66.8	(9.7)
Total segment operating income (loss)	115.6	267.0	(93.1)	522.8
Corporate and Other and eliminations	(41.1)	(37.9)	(189.4)	(98.2)
Consolidated operating income (loss)	74.5	229.1	(282.5)	424.6
Interest expense	(154.0)	(77.9)	(320.1)	(239.1)
Gain (loss) from the change in the fair value of the equity conversion feature of preferred stock	—	38.0	—	(12.7)
Gain on contingent purchase price reduction	3.0	—	8.5	0.5
Other income (expense), net	36.8	6.0	223.3	(10.5)
(Loss) income from continuing operations before income taxes	$(39.7)	$195.2	$(370.8)	$162.8
(a) The Intersegment eliminations represent the reversal and reclassification of impairments recorded in our Insurance Segment, as well as normal intercompany transactions for the period. For the three and nine months ended June 30, 2015, the Insurance segment eliminations include the reversal of intercompany asset impairments of $16.2 and $58.6, respectively. For the nine months ended June 30, 2015, the Insurance segment eliminations also include a reclassification of $40.0 of impairments resulting from the RadioShack bankruptcy from Net investment losses to Bad debt expense and the reversal of impairments of $24.8 already reflected in the Asset Management segment.

HRG GROUP, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net income:	2015	2014	2015	2014
Reported net income - Consumer Products segment	$44.9	$78.0	$122.8	$166.4
Add back:
Interest expense	112.9	47.3	206.5	151.7
Income tax expense	(23.8)	20.6	4.8	43.8
Purchase accounting fair value adjustment	4.7	—	7.7	—
Restructuring and related charges	10.5	3.7	22.3	16.0
Acquisition and integration related charges	24.2	2.7	44.2	14.5
Other	2.1	—	3.9	—
Adjusted EBIT - Consumer Products segment	175.5	152.3	412.2	392.4
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	21.6	19.9	58.7	56.4
Amortization of intangibles	22.3	20.5	64.0	61.2
Stock-based compensation	16.8	9.6	36.3	27.5
Adjusted EBITDA - Consumer Products segment	$236.2	$202.3	$571.2	$537.5
The table below shows the adjustments made to the reported net (loss) income of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net loss:	2015	2014	2015	2014
Reported net (loss) income - Energy segment	$(121.9)	$2.3	$(321.9)	$(82.3)
Interest expense	5.2	4.1	14.1	12.7
Depreciation, amortization and depletion	9.7	9.1	35.7	30.5
EBITDA - Energy segment	(107.0)	15.5	(272.1)	(39.1)
Accretion of discount on asset retirement obligations	0.8	0.5	2.1	1.5
Impairments and bad debt expense	102.8	—	439.4	81.0
Gain on remeasurement of investment to fair value	—	—	(141.2)	—
Non-recurring other operating items	0.3	—	2.6	—
Loss (gain) on derivative financial instruments	2.7	2.2	(21.3)	12.4
Cash settlements on derivative financial instruments	6.2	(2.9)	14.1	(6.2)
Stock based compensation expense	—	—	0.6	0.1
Adjusted EBITDA - Energy segment	$5.8	$15.3	$24.2	$49.7
The table below shows the adjustments made to the reported net income (loss) of the Insurance segment to calculate its adjusted operating income (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net income :	2015	2014	2015	2014
Reported net income (loss) - Insurance segment:	$43.9	$70.2	$(60.1)	$166.5
Effect of investment (gains) losses, net of offsets	(2.1)	(40.7)	48.4	(49.3)
Effect of change in FIA embedded derivative discount rate, net of offsets	(24.1)	9.1	14.6	5.0
Impairments and bad debt expense from subsidiary	9.6	—	72.2	—
Effect of class action litigation reserves, net of offsets	—	(0.1)	(0.5)	1.0
Adjusted operating income - Insurance segment	$27.3	$38.5	$74.6	$123.2